Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK

of

Chilean Cobalt Corp.
a Nevada corporation

The undersigned Chief Executive Officer of Chilean Cobalt Corp. (“Corporation”), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority contained in the Corporation's Articles of Incorporation (the “Articles”) and pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), and in accordance with the provisions of the resolution creating a series of the class of the Corporation's authorized preferred stock designated as Series B Convertible Preferred Stock as follows:

FIRST: The Articles of Incorporation of the Corporation authorize the issuance by the Corporation of 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and 25,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and, further, authorize the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: The Board has designated 2,600,000 shares of the Preferred Stock as Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Stock”), pursuant to a Certificate of Designations as filed with the Secretary of State of the State of Nevada on December 27, 2024 (the “Certificate of Designations”);

THIRD: By resolution adopted and approved by the board of directors of the Corporation at a Meeting of the Board of Directors on December 29, 2024, the Board determined to amend and restate the Certificate of Designations in its entirety to provide as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

1.	Powers and Rights of Series B Convertible Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series B Convertible Preferred Stock, par value $0.0001 per share of the Corporation (the “Series B Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series B Stock shall be as set forth in this Certificate of Amendment to Certificate of Designations of Preferences and Rights of Series B Convertible Preferred Stock (this “Certificate of Designations”). For purposes herein, a holder of share(s) of Series B Stock shall be referred to as a “Series B Holder.”

2.	Number and State Value. The number of authorized shares of the Series B Stock is 2,900,000 shares. Each Share of Series B Stock shall have a stated value of $0.45 (the “Stated Value”).

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3.	Automatic Conversion.

(a)Definitions. For purposes herein:

(i)	“Business Day” means any day on which commercial banks are generally open for business in the State of Nevada.

(ii)	“Conversion Date” means December 31, 2025, subject to the provisions of Section 3(e).

(iii)	“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

(iv)	“Conversion Price” means $0.45, subject to adjustment as set forth herein.

(v)	“Conversion Shares” means the shares of Common Stock into which the Series B Stock is converted in any Automatic Conversion.

(vi)	“Exempt Issuance” shall mean (1) any issuance of shares of Series B Stock or the shares of Common Stock or other securities of the Corporation issued on any exchange or conversion of the Series B Stock; and (2) the issuance of shares of Common Stock or other securities of the Corporation (a) to employees, independent contractors, officers or directors of the Corporation for compensatory purposes and which are either (i) issued pursuant to any stock or option or similar equity incentive plan duly adopted for such purpose, by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose in a manner which is consistent with the Corporation's prior business practices; or (ii) approved by by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose in a manner which is consistent with the Corporation's prior business practices; (b) issued pursuant to a merger, consolidation, acquisition or similar business combination approved by a majority of the disinterested directors of the Board, and whether issued to the seller or counterparty to the transaction, or to other persons in connection with the transaction; (c) issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution; or (d) issued pursuant to existing convertible debt and equity lines of credit in existence as of the Filing Date.

(vii)	“Filing Date” means the date of filing of this Certificate of Designations with Secretary of State of the State of Nevada.

(viii)	“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(b)Additional Provisions Applicable to Automatic Conversion.

(i)	Subject to the provisions of Section 3(e), on the Conversion Date each share of Series B Stock then issued and outstanding shall automatically be converted into Conversion Shares as set forth in this Section 3 (each, an “Automatic Conversion”).

(ii)	Subject to the provisions of Section 3(e), each share of Series B Stock converted in an Automatic Conversion shall be converted into a number of Conversion Shares equal to (1) the Stated Value, divided by (2) the then-applicable Conversion Price.

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(iii)	Any Conversion Shares shall be issued in book-entry format and shall not be certificated unless otherwise requested by the applicable Series B Holder. If so requested, in lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation is participating in the Depository Trust Corporation (the “DTC”) Fast Automated Securities Transfer program, upon request of the applicable Series B Holder and its compliance with the provisions set forth herein, the Corporation shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the applicable Series B Holder by crediting the account of applicable Series B Holder's Prime Broker with DTC through its Deposit and Withdrawal at Custodian system.

(iv)	At least 10 days prior to the Conversion Date, all holders of record of shares of Series B Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation to the main executive offices of the Corporation, provided that, for the avoidance of doubt, any such surrender shall not be required in order to effect the Automatic Conversion as set forth herein. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series B Stock converted pursuant to this Section 3, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate as of the Conversion Date (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time).

(v)	If, at any time when the Series B Stock are outstanding and prior to conversion of all of the Series B Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then each Series B Holder shall thereafter have the right to receive upon conversion of the Series B Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which such Series B Holder would have been entitled to receive in such transaction had the Series B Stock been converted to shares of Common Stock in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Series B Holders to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Corporation shall not affect any transaction described in this Section 3(b)(v) unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the rights, preferences afforded to the Series B Holders hereunder and obligations set forth herein. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(vi)	No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Stock. As to any fraction of a share of Common Stock which the Series B Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round up to the next whole share of Common Stock.

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(vii)	The issuance of Conversion Shares on conversion of Series B Stock shall be made without charge to any Series B Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Series B Holders of such shares of Series B Stock and the Corporation shall not be required to issue or deliver such Series B Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(viii)	Any shares of Series B Stock which are converted pursuant to this Section 3 shall no longer be issued and outstanding and shall be returned to the status of authorized and unissued shares of Series B Stock.

(c)Adjustments of Conversion Price.

(i)	In the event that, at any time following the Filing Date and on or prior to the Conversion Date, the Corporation subdivides or combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) the outstanding shares of Common Stock into a greater or a lesser number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately adjusted. By way of example and not limitation, in the event of a two-for-one forward split of the Common Stock, whereby each share of Common Stock is converted into two shares of Common Stock, the then-applicable Conversion Price shall be decreased by 50%, and, in the event of a one-for-two reverse split of the Common Stock, whereby each two shares of Common Stock are converted into one shares of Common Stock, the then-applicable Conversion Price shall be increased by 100%. Any adjustment pursuant to this Section 3(c)(i) shall become effective immediately after the effective date of such subdivision or combination, and shall be completed each time at the occurrence of an event as set forth in this Section 3(c)(i).

(ii)	Subject to the provisions of Section 3(c)(iii) , in the event that, at any time following the Filing Date and on or prior to the Conversion Date, and other than in an Exempt Issuance, the Corporation issues, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of, or issues, any Common Stock or other securities convertible into, exercisable for, or otherwise entitle any person or entity the right to acquire, shares of Common Stock, in each or any case at an effective price per share that is lower than the then-applicable Conversion Price (such lower price, the “Dilutive Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (it being agreed that if the holder of the Common Stock or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the then-applicable Conversion Price, such issuance shall be deemed to have occurred for less than the then-applicable Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be automatically reduced to a price equal the Dilutive Conversion Price.

(iii)	In the event that any issuances, sales or grants of any option to purchase, or rights to reprice, or other dispositions of any Common Stock or other securities convertible into, exercisable for, or otherwise entitle any person or entity the right to acquire, shares of Common Stock is undertaken in a “unit” transaction, wherein the recipient thereof receives one or more securities, being comprised of Common Stock, and/or other derivatives and/or other securities convertible into or exercisable for shares of Common Stock, then the “price per share” for purposes of Section 3(c)(ii) shall be deemed to be the average price per share of Common Stock paid or to be paid by such recipient in the initial acquisition and upon exercise or conversion of any derivatives or securities convertible into or exercisable for shares of Common Stock, assuming exercise or conversion of all derivatives or securities convertible into or exercisable for shares of Common Stock. By way of example and not limitation, in the event that the Corporation were to sell a share of Common Stock for $0.30 which is combined with a warrant to purchase a share of Common Stock for $0.02, then the Dilutive Conversion Price would be $0.16.

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(d)Major Exempt Issuance.

(i)	In the event that, at any time following the Filing Date and on or prior to the Conversion Date, the Corporation undertakes a Dilutive Issuance which is an Exempt Issuance, but which Dilutive Issuance results in the issuance or potential issuance (assuming exercise or conversion of any securities which are exercisable for, or convertible into, shares of Common Stock) of a number of shares of Common Stock in excess of 10% of the number of shares of Common Stock which are issued and outstanding immediately prior to such Dilutive Issuance, assuming conversion of the Series B Stock as of such date (each, a “Major Exempt Issuance”), then the provisions of the remainder of this Section 3(d) shall apply. For purposes of this Section 3(d), the issuance price or value of any shares of Common Stock, or the exercise price or conversion price of any securities which are exercisable for, or convertible into, shares of Common Stock, shall be as reasonable determined by the Corporation, on the one hand, and the Series B Holders holding a majority of the issued and outstanding shares of Series B Stock, on the other hand.

(ii)	If a Major Exempt Issuance has occurred, then, on the Conversion Date, if the Series B Stock remains issued and outstanding at such time, the Corporation shall issue to each Series B Holder a warrant to acquire a number of shares of Common Stock as required such that, if such warrant was exercised and the Series B Stock held by such Series B Holder were converted to Common Stock, such Series B Holder would hold the same percentage of Common Stock, on a fully diluted and exercised basis, following the Major Exempt Issuance, assuming full exercise or conversion of any securities which are exercisable for, or convertible into, shares of Common Stock which were issued in the Major Exempt Issuance, as such Series B Holder would have held had the shares of Series B Stock held by such Series B Holder been converted to shares of Common Stock on the Conversion Date prior to the Major Exempt Issuance, rounded to the nearest whole share.

(iii)	By way of example and not limitation, in the event that there were 90 shares of Common Stock issued and outstanding immediately prior to a Major Exempt Issuance, and at such time a Series B Holder held 10 shares of Series B Stock which were convertible into 10 shares of Common Stock (and therefore the Series B Holder's percentage ownership would have been 10%), and thereafter, 50 shares of Common Stock were issued in a Major Exempt Issuance, the Series B Holder would be issued a warrant pursuant to Section 3(d)(ii) to acquire 6 shares of Common Stock, such that the Series B Holder, on conversion of its Series B Stock and exercise of the warrant, would own 16 shares of Common Stock out of 156 shares of Common Stock issued and outstanding (10.2%).

(iv)	Any warrant issued pursuant to this Section 3(d) shall have an exercise price of $0.01 per share of Common Stock, shall have a 10-year exercise period, shall have adjustments to the number of shares of Common Stock applicable to such warrant and to the exercise price of such warrant as a result of any subdivision or combination (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) the outstanding shares of Common Stock into a greater or a lesser number of shares following the issuance date of such warrant, and shall otherwise be in form and substance as is customary for warrants issued in a publicly traded corporation.

(v)	Any or all of the provisions of this Section 3(d), and application of this Section 3(d) to any one or more transactions undertaken by the Corporation, may be waived at any time by Series B Holders holding a majority of the then-issued and outstanding shares of Series B Stock.

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(e)Principal Market Regulation. The Corporation shall not issue any shares of Common Stock upon conversion of any Series B Stock or otherwise pursuant to the terms of this Certificate of Designations if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion of the Series B Stock or otherwise pursuant to the terms of this Certificate of Designations without breaching the Corporation's obligations under the rules or regulations of the NASDAQ Stock Market, the NASDAQ Capital Market, the New York Stock Exchange, The NYSE American, or other any securities exchange which is the principal trading market for the Common Stock at the applicable time (as applicable, the “Principal Market”) (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation (A) obtains the approval of its shareholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to Corporation that such approval is not required. Until such approval or such written opinion is obtained, no Series B Holder shall be issued in the aggregate, upon conversion of any Series B Stock or otherwise pursuant to the terms of this Certificate of Designations, shares of Common Stock in an amount greater than the Exchange Cap, and the applicable unconverted shares of Series B Stock shall remain outstanding until such shares of Series B Stock may be converted into Conversion Shares without violating such rules and regulations, and the Automatic Conversion, and the Conversion Date with respect to such shares of Series B Stock shall be deemed modified as required to give effect to the provisions of this Section 3(e) . In the event that any Series B Holder shall sell or otherwise transfer any of such Series B Holder's Series B Stock, the transferee shall be allocated a pro rata portion of such Series B Holder's Exchange Cap allocation with respect to such portion of such Series B Stock so transferred, and the restrictions of this Section 3(e) shall apply to such transferee with respect to the portion of the Exchange Cap so allocated to such transferee.

4.	Exchange.

(a)In the event that, at any time following the date of issuance of any shares of Series B Stock and the Conversion Date, the Corporation creates and proposes to issue any new class of Preferred Stock of the Corporation which is either (i) senior in payment to the Series B Stock, or (ii) is convertible into Common Stock at a conversion price less than the Conversion Price then in effect hereunder (such new class of Preferred Stock being referred to as the “Senior Preferred Stock”), then the Corporation shall provide notice of such proposal to the Series B Holders at least 10 days prior to the issuance of any such Senior Preferred Stock. Thereafter, if so elected by Series B Holders holding a majority of the then-issued and outstanding shares of Series B Stock, all of the issued and outstanding shares of Series B Stock shall be exchanged for shares of Senior Preferred Stock with each share of Series B Stock being exchanged for a number of shares of Senior Preferred Stock equal to (i) $0.45 divided by (ii) the price at which the Corporation proposes to sell a share of Senior Preferred Stock; and thereafter aggregated with respect to each Series B Holder and rounded to the rearrest whole share of Senior Preferred Stock (the “Senior Preferred Exchange”), and with such Senior Preferred Exchange to occur on the date of the first issuance of the Senior Preferred Stock (other than pursuant to such Senior Preferred Exchange). The Series B Holders shall not be required to pay any cash consideration in any Senior Preferred Exchange.

(b) By way of example and not limitation, in the event that the Corporation creates a Series X Preferred Stock which is determined to be a Senior Preferred Stock, and proposes to issue and sell such Series X Preferred Stock at a purchase price of $0.90 per share, then, if so elected by the Series B Holders as set forth in Section 4(a), each two shares of Series B Stock would be exchanged for one share of Series X Preferred Stock.

(c) Each Series B Holder, by acquisition of shares of Series B Stock, agrees to execute and deliver to the Corporation such exchange agreements and other instruments as may reasonably be requested by the Corporation to effect the transactions as set forth in this Section 4.

5.	Participation; Dividends and Distributions.

(a) The Series B Stock shall participate in any dividends, distributions or payments to the holders of the Common Stock on an as-converted-to-Common Stock basis using a 1-for-1 conversion rate, but without such conversion being required.

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(b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or any sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, Series B Stock shall participate in any distributions or payments to the holders of the Common Stock on an as-converted-to-Common Stock basis using a 1-for-1 conversion rate, but without such conversion being required.

(c) Other than as specifically set forth herein, the Series B Stock shall not be entitled to receive any specific dividends, distributions or payments in its form as Series B Stock, and shall rank equal with the Common Stock with respect to any rights to dividends, distributions or payments.

6.	Transfers. The shares of Series B Stock and any Conversion Shares may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) or (ii) the Corporation or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (the “Rule 144”); or (iii) such shares are transferred to an “affiliate” (as defined in Rule 144) of the applicable Series B Holder who agrees to sell or otherwise transfer the shares only in accordance with this section and who is an accredited investor (as defined in Rule 501 under Regulation D promulgated pursuant to the Securities Act) or (v) such shares are sold to a non-U.S. person pursuant to Regulation S under the Securities Act. Any restrictive legend on certificates representing the shares of Series B Stock or the shares of Common Stock issuable upon conversion of the Series B Stock shall be removed and the Corporation shall issue to the applicable Series B Holder a new certificate therefore free of any transfer legend if the Corporation or its transfer agent shall have received an opinion of counsel from applicable Series B Holder's counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such shares of Series B Stock or Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Corporation so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of the Series B Stock such security is registered for sale by the applicable Series B Holder under an effective registration statement filed under the Securities Act; or otherwise may be sold pursuant to an exemption from registration.

7.	Vote. Other than as set forth in Section 8, each share of Series B Stock shall, on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, and will vote together with the Common Stock, or any class thereof, as applicable, as one class on such matter for as long as the share of Series B Stock is issued and outstanding and each share of Series B Stock shall have a number of votes equal to the number of Conversion Shares into which each share of Series B Stock would be converted if the “Conversion Date” was the record date of holders of Common Stock entitled to vote on such matter. Fractional votes by the Series B Holders of Series B Stock shall not, however, be permitted and, to the extent permitted by the laws of the State of Nevada, any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Stock held by each Series B Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

8.	Amendment. The Corporation may not, and shall not, amend or repeal this Certificate of Designations without the prior written consent of Series B Holders holding a majority of the Series B Stock then issued and outstanding, in which vote each share of Series B Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series B Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

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9.	Miscellaneous.

(a) Legend. Any certificates representing the Series B Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b) Certificates. The shares of Series B Stock shall not be required to be certificated, and shall only be certificated if decided by the Corporation in its sole discretion. If any certificate for the Series B Stock held by the Series B Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series B Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c) No Registration Rights. The Series B Holders shall not have the right to require the Corporation to register any shares of Series B Stock for sale pursuant to the securities laws of the United States.

(d) Interpretation. If a Series B Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or the Series B Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series B Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(f) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

IN WITNESS WHEREOF, Chilean Cobalt Corp. has caused this Certificate of Amendment to Certificate of Designations to be signed by a duly authorized officer on this 29th day of December, 2024.

Chilean Cobalt Corp.

By: /s/ Duncan T. Blount
Name: Duncan T. Blount
Title: Chief Executive Officer

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